EXHIBIT 99.1

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name and description of our role in the valuation process of Resource Real Estate Opportunity REIT II, Inc. (“the Company”) being included in the Company’s Registration Statement on Form S-3 (File No. 333- ) and the related prospectus, included therein, to be filed on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

January 23, 2020